UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2007

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PREMIER COMMUNITY BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-18868 (Commission File Number)	54-1560968 (I.R.S. Employer Identification No.)
4095 Valley Pike Winchester, Virginia (Address of principal executive offices)	22602 (Zip Code)

Registrant’s telephone number, including area code:  (540) 869-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On May 21, 2007, Marathon Bank (the “Bank”), a wholly owned subsidiary of Premier Community Bankshares, Inc. (the “Company”), and James C. Youngblood, who is President of the Bank, entered into a Separation Agreement dated as of May 21, 2007. The following description is a summary of the material terms of the Separation Agreement. A copy of the Separation Agreement is filed as Exhibit 10.2 to this report and is incorporated by reference into this Item 5.02. Mr. Youngblood is also a director of the Company.

As previously reported, on January 26, 2007, the Company entered into an Agreement and Plan of Reorganization with United Bankshares, Inc. (“United”) that provides for United’s acquisition of the Company through the merger of the Company and into a subsidiary of United (the “Merger”). The Company is expected to merge with and into George Mason Bankshares, Inc., a wholly-owned subsidiary of United. Upon completion of the Merger, among other things, the Bank and Rockingham Heritage Bank, another wholly owned subsidiary of the Company, is expected to merge into United’s Virginia banking subsidiary, United Bank. The Merger is expected to be completed in the third quarter of 2007.

The Bank and Mr. Youngblood are currently parties to an Employment Agreement, dated as of November 23, 2004 (the “Employment Agreement”), a copy of which is filed as Exhibit 10.1 to this report, and that agreement remains in effect. The Separation Agreement provides for Mr. Youngblood to be treated as a full-time employee of the Bank through the closing date of the pending merger of the Bank with United Bank and his employment termination date to be the day following the closing date of the merger of the Bank and United Bank (the “Separation Date”). Under the terms of the Separation Agreement, Mr. Youngblood will not perform any work for the Bank beginning on May 21, 2007, and he will not be terminated for failing to work through the Separation Date. If the merger of the Bank and United Bank is completed, the termination of his employment will have deemed to have occurred after a change of control of the Company and the Bank for purposes of the Employment Agreement, the supplemental executive retirement plan arrangement that he has with the Bank, his participation in the Bank’s bank owned life insurance plan and his stock option awards.

Mr. Youngblood will continue to receive his current compensation and benefits under the Employment Agreement until the Separation Date. The severance benefits that he will receive under the Separation Agreement are the following:

•	A lump sum amount of $25,000, as consideration for restrictive covenants set forth in the Separation Agreement, to be paid following the merger of the Bank and United Bank; and

•

As provided in the Employment Agreement, a lump sum amount equal to the greater of (i) the payment of salary for the longer of one year or the remainder of the then current term of the Employment Agreement and the value of the continued benefit to him for the same period of all employee benefit plans and programs or arrangement in which he was entitled to participate prior to his termination and (ii) the product of his annual salary times the multiple of the book value per share of the common stock received by our shareholders in connection with the change of control, up to a maximum multiple of 3.0 (subject to reduction to the extent that such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended), to be paid following the merger of the Bank and United Bank.

The Separation Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. Each of the covenant not to compete and the non-solicitation covenant continues generally for a period of four months following the Separation Date.

If the merger of the Bank and United Bank does not occur by December 31, 2007, the Bank will reinstate him as President of the Bank under the terms of the Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between the Marathon Bank and James C. Youngblood, dated as of November 23, 2004.

10.2	Separation Agreement by and between the Marathon Bank and James C. Youngblood, dated as of May 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER COMMUNITY BANKSHARES, INC.

(Registrant)

Date: May 25, 2007	By: /s/ John A. Willingham

John A. Willingham

Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and between the Marathon Bank and James C. Youngblood, dated as of November 23, 2004.

10.2	Separation Agreement by and between the Marathon Bank and James C. Youngblood, dated as of May 21, 2007.